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                                                                     EXHIBIT 4.2


                                                                 EXECUTION COPY


                             SHAREHOLDERS AGREEMENT

         SHAREHOLDERS AGREEMENT, dated as of this 11th day of December, 1997 among Infoseek Corporation, a California corporation ("Infoseek"); the investors whose names and addresses appear on Schedule I hereto (the "QIP Investors"); each of David Hoppmann, Jeff Massa, Peter McKee and Catherine Michela (the "Managing Founders" and, collectively with Infoseek and the QIP Investors, the "Investors"); and Bizwatch, Inc., a Delaware corporation (the "Company"). Certain capitalized terms used but not defined herein shall have the meanings ascribed to them in the Securities Purchase Agreement.

                                   RECITALS:

         WHEREAS, the QIP Investors have, pursuant to the terms of a securities purchase agreement with the Company and the Managing Founders (the "Securities Purchase Agreement") agreed to purchase shares of Common Stock, par value $.001 per share, of the Company (the "Common Stock"); and

         WHEREAS, Infoseek and the Managing Founders have, each pursuant to the terms of separate agreements, acquired certain securities of the Company; and

         WHEREAS, Infoseek and the Managing Founders have each been granted certain Options (as defined below) to purchase shares of Common Stock; and

         WHEREAS, Infoseek, the QIP Investors, the Managing Founders and the Company desire to promote their mutual interests by agreeing to certain matters relating to the operations of the Company and the disposition of shares of Capital Stock (as defined below) and Options.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

         SECTION 1. COVENANTS OF THE PARTIES

         (a) Legends. Until such time as the provisions of this Agreement shall terminate, the certificates or other instruments evidencing shares of Capital Stock or Options subject to this Agreement will bear the following legend reflecting the restrictions on the transfer of such securities contained in this Agreement:

         "The securities evidenced hereby are subject to the terms of that certain Shareholders Agreement, dated as


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         of December 11, 1997, by and among the Company and certain investors identified therein, including certain restrictions on transfer. A copy of this Agreement has been filed with the Secretary of the Company and is available upon request."

         (b)      Election of Directors.

                  (i) As of the date hereof, the Board of Directors of the Company (the "Board") will consist of up to five directors, of which three directors shall be designated by the Managing Founders, and, for as long as the QIP Investors in the aggregate are a 5% Investor (as defined below), two directors shall be designated by the QIP Investors. From and after the date hereof and at all times throughout the term of this Agreement prior to the date on which the Company completes an IPO (as defined below), the Investors and the Company shall take all action within their respective power, including but not limited to the voting of all shares of Capital Stock of the Company owned by them, required to cause the Board to be constituted as set forth above. Directors designated by the Managing Founders pursuant to this Section 1(b) (i) are hereinafter referred to as the "Management Directors" and directors designated by the QIP Investors pursuant to this Section 1(b) (i) or pursuant to
Section 1(b) (ii) below are hereinafter referred to as the "QIP Directors." In addition, prior to the IPO and for so long as Infoseek beneficially owns (whenever used herein, beneficially owns, or words of similar import shall be construed in accordance with Rule 13d-3 under the Exchange Act) at least 5% of the outstanding shares of Common Stock, Infoseek may designate one person to observe all Board proceedings (the "Board Observer"). The Board Observer shall not have any of the powers vested in the members of the Board, or any right to vote on matters presented to the Board. The Board Observer shall be entitled to notice of, and to attend, all meetings of the Board, but the Board Observer shall not be counted for purposes of determining whether a quorum is present at any meeting of the Board. Infoseek acknowledges and agrees that any action duly taken by the Board shall not be invalidated by virtue of the fact that the Board Observer was not properly notified of, or in attendance at, the meeting at which such action was taken.

                  (ii) From the date on which the Company completes its IPO and for as long as the QIP Investors in the aggregate own beneficially at least 10% of the outstanding shares of Common Stock (a "10% Investor"), the Company will nominate and use its best efforts to have two individuals designated by such 10% Investor elected to the Board, and the Investors shall take all action within their respective power, including, but not limited to, the voting of all shares of Capital Stock owned by them, required to cause the election of such individuals to the Board. From the date on which the Company completes its IPO and for as long as the QIP Investors in the aggregate own beneficially at


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least 5% but less than 10% of the outstanding shares of Common Stock (a "5%
Investor"), the Company will nominate and use its best efforts to have one individual designated by such 5% Investor elected to the Board and the Investors shall take all action within their respective power, including, but not limited to, the voting of all shares of Capital Stock owned by them, required to cause the election of such individuals to the Board.

                  (c) Replacement Directors. In the event that any Management Director or QIP Director (a "Withdrawing Director") designated in the manner set forth in Section 1(b) hereof is unable to serve, or once having commenced to serve, is removed or withdraws from the Board, such Withdrawing Director's replacement (the "Substitute Director") will be designated by the Managing Founders or the QIP Investors, as the case may be. A Management Director may be removed, with or without cause, by the Managing Founders, and the Managing Founders shall thereafter have the right to, nominate a replacement for such director. A QIP Director may be removed, with or without cause, by the QIP Investors, and the QIP Investors shall thereafter have the right to nominate a replacement for such director. However, at such time as the QIP Investors in the aggregate cease to be a 5% Investor, the QIP Investors shall, at the request of the Company, use reasonable efforts to cause the resignation of the QIP Director(s) then serving on the Board. The Investors and the Company agree to take all action within their respective power, including but not limited to the voting of Capital Stock of the Company owned by them, to cause the election of such Substitute Director promptly following his or her nomination pursuant to this Section 1(c)

                  (d) QIP Director Consent for Certain Actions. From and after the date hereof and at all times throughout the term of this Agreement prior to the IPO, the Company shall not take any of the following actions without the consent of the QIP Directors serving on the Board at the time of such action:

                           (i)      Amend the Certificate of Incorporation of
the Company;

                           (ii)     Amend the By-laws of the Company;

                           (iii)    Change the Company's business purposes or
conduct any business other than the business of providing intranet/internet business information services as described in the Plan (the "Business");

                           (iv)     Change the Company's auditors;

                           (v)      Cause the Company to file any voluntary
bankruptcy petition or initiate similar proceedings;


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                           (vi)     Cause the Company to voluntarily liquidate
or dissolve or carry out any partial liquidation of the Company;

                           (vii)    Enter into any joint venture, partnership or
similar arrangement, other than distribution, content or advertising sales agreements or other similar arrangements entered into in the ordinary course of business and necessary to conduct the Business, which agreements do not grant any third party an equity interest in the Company or any Affiliate thereof and which do not involve aggregate future payments by the Company in excess of $100,000;

                           (viii)   Pay any dividend on any shares of its
capital stock or make any distribution in respect thereof; or purchase or redeem any shares of capital stock of the Company, other than pursuant to this Agreement, the Securities Purchase Agreement or the Management Stock Subscription Agreements;

                           (ix)     Create, assume or incur or otherwise become
or remain liable for any indebtedness of any kind, except for purchase money debt or trade debt in the ordinary course of business;

                           (x)      Authorize, create, or issue any series of
capital stock (or options, warrants or rights to acquire or purchase any capital stock, or any securities convertible into or exchangeable for the capital stock of the Company), or adopt or otherwise institute any stock option or stock purchase plan for, or otherwise issue any stock or options to, or make any tax elections with respect thereto, employees, consultants or directors of the Company, except (A) up to 15,000 shares of Common Stock or options to purchase such shares of Common Stock issued pursuant to an employee stock option plan (the "Option Plan") adopted by the Company available to the employees, consultants and/or non-employee directors of the Company (other than the Managing Founders) which plan contains restrictions on the ability of the employees to sell or transfer their shares or Options satisfactory to the QIP Directors and (B) in the event that any Managing Founder ceases for any reason to be Employed (as defined in the Management Stock Subscription Agreements) by the Company and such Managing Founder's Options to purchase Managing Founders' Option Shares (as defined below) are terminated in accordance with such Managing Founders Option Agreement (as defined below), the grant of Options contemplated by Section 1(e) hereof subject to the terms and limitations of such Section;

                           (xi)     Increase or decrease the size of the Board;

                           (xii)    Make any Investment in any Person;

                           (xiii)   Sell, dispose of, transfer or otherwise
liquidate any asset having a fair market value exceeding $1,000,000;


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                           (xiv)    Sell, dispose of, transfer, assign or
otherwise terminate rights to ownership, or use of, any Intellectual Property;

                           (xv)     Commence or settle any legal proceedings
with a monetary value greater than $100,000;

                           (xvi)    Engage in any transaction or arrangement, or
amend any existing agreements or arrangement, with any Affiliate or Associate (each as defined in Rule 405 under the Securities Act) unless such transaction is at least as favorable to the Company as an arms-length transaction of a similar nature with an unrelated third party;

                           (xvii)   Approve any annual budget or business plan
or make any amendment to an annual budget or business plan if the effect of such amendment, individually or with other such amendments, would have a ten percent impact on the net income of the Company, as reported in its last regularly prepared financial statements;

                           (xviii)  Approve any capital expenditures, pledges,
guarantees or other monetary commitments which, cumulatively, would have an effect on the net income or total assets of the Company, as reported in its last regularly prepared financial statements, of 10% or more;

                           (xix)    Approve any salary for any of the Managing
Founders, which, together with bonuses, would exceed $200,000 per annum;

                           (xx)     Amend the terms of any of the Employment
Agreements, Management Stock Subscription Agreements or Option Agreements or the terms and amounts of the Options issued to the Managing Founders or Infoseek; or

                           (xxi)    Effect any of the foregoing indirectly or
through a subsidiary or Affiliate.

                  For the purposes of Section 1(d), "Investment" shall mean any stock, partnership or joint venture interest or other security, any loan, any advance, any contribution to capital, any acquisitions of real or personal property (other than real and personal property acquired in the ordinary course of business), and any purchase or commitment or option to purchase stock or other securities of or any interest in another Person or any integral part of any business or the assets comprising such business or part thereof if the aggregate consideration for such purchase, commitment or option was in excess of $100,000, or in the aggregate together with all other such purchasers, commitments or options was in excess of $250,000, and whether existing on the date of this Agreement or hereafter made.


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                  (e) Employee Stock Incentives. The Investors acknowledge that the Company has reserved an aggregate of 36,095 shares (the "Managing Founders' Option Shares") of its Common Stock granted to the Managing Founders pursuant to Option Agreements between the Company and each of the Managing Founders (collectively, the "Option Agreements"). In the event that any Managing Founder ceases for any reason to be employed by the Company and such Managing Founder's Options to purchase Managing Founders' Option Shares are terminated in accordance with such Managing Founder's Option Agreement, the Board of Directors shall be permitted to grant Options to purchase an aggregate of not more than the number of shares of Common Stock for which the terminated options were exercisable at the time of the termination thereof to one or more of the Managing Founders then employed by the Company or any other employee of the Company; provided that the exercise price of such Options is no less than the fair market value of the Common Stock on the date of grant and the terms and conditions of such Options (including the conditions to vesting and exercise thereof) are the same as those provided in the Option Agreements. Any Options available for grant by the Board of Directors in accordance with the preceding sentence shall be allocated among the then employed Managing Founders and other employees of the Company in accordance with the instructions of David Hoppmann; provided, however, that if Mr. Hoppmann is not then employed by the Company, such Options shall be allocated among the then employed Managing Founders pro rata based upon the number of Managing Founders' Option Shares then beneficially owned by such Managing Founders. In the event that a Managing Founder ceases to own beneficially Option Shares or shares of Capital Stock, such Managing Founder shall not be deemed to be a Managing Founder for any purpose hereunder.

                  (f) Financial and Business Information. From and after the date hereof, the Company shall deliver to each of the QIP Investors and Infoseek so long as (x) in the case of the QIP Investors, the QIP Investors beneficially own, in the aggregate, securities representing at least 5% of the outstanding voting securities of the Company and (y) in the case of Infoseek, Infoseek beneficially owns securities representing at least 5% of the outstanding voting securities of the Company:

                           (i)      Monthly and quarterly Statements - as soon
as practicable, and in any event within 10 days after the close of each month of each fiscal year of the Company in the case of monthly statements and 30 days after the close of each of the first three fiscal quarters of each fiscal year of the Company in the case of quarterly statements, a consolidated balance sheet, statement of income and statement of cash flows of the Company and any subsidiaries as at the close of such month or quarter and covering operations for such month or quarter, as the case may be, and the portion of the Company's fiscal year ending on the last day of such month or quarter, all in reasonable detail and prepared in accordance with GAAP, subject to audit and year-end


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adjustments, setting forth in each case in comparative form the figures for the comparable period of the previous fiscal year. The Company shall also provide comparisons of each pertinent item to the budget referred to in subsection (iii) below.

                           (ii)     Annual Statements - as soon as practicable
after the end of each fiscal year of the Company, and in any event within 90 days thereafter, duplicate copies of:

                           A. consolidated and consolidating balance sheets of the Company and any subsidiaries at the end of such year; and

                           B. consolidated and consolidating statements of income, stockholders' equity and cash flows of the Company and any subsidiaries for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and accompanied by an opinion thereon of independent certified public accountants of recognized national standing selected by the Company, which opinion shall state that such financial statements fairly present the financial position of the Company and any subsidiaries on a consolidated basis and have been prepared in accordance with GAAP (except for changes in application in which such accountants concur) and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and accordingly included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances, and the Company shall also provide comparisons of each pertinent item to the budget referred to in subsection (iii) below.

                           (iii)    Business Plan; Projections - no later than
10 days prior to the commencement of each fiscal year of the Company, an annual business plan of the Company and projections of operating results, prepared on a monthly basis, and a three year business plan of the Company and projections of operating results. Within 45 days of the close of each semi-annual fiscal period of the Company, the Company shall provide the QIP Investors and Infoseek with an update of such monthly projections. Such business plans, projections and updates shall contain such substance and detail and shall be in such form as will be reasonably acceptable to the QIP Investors.

                           (iv)     Audit Reports - promptly upon receipt
thereof, one copy of each other financial report and internal control letter submitted to the Company by independent


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accountants in connection with any annual, interim or special audit made by them of the books of the Company.

                           (v)      Other Reports - promptly upon their becoming
available, one copy of each financial statement, report, notice or proxy statement sent by the Company to stockholders generally, of each financial statement, report, notice or proxy statement sent by the Company or any of its subsidiaries to the SEC or any successor agency, if applicable, of each regular or periodic report and any registration statement, prospectus or written communication (other than transmittal letters) in respect thereof filed by the Company or any subsidiary with, or received by such Person in connection therewith from, any domestic or foreign securities exchange, the SEC or any successor agency or any foreign regulatory authority performing functions similar to the SEC, of any press release issued by the Company or any subsidiary, and of any material of any nature whatsoever prepared by the SEC or any successor agency thereto or any state blue sky or securities law commission which relates to or affects in any way the Company or any subsidiary.

                           (vi)     Progress Report - prior to each regularly
scheduled meeting of the Board of Directors of the Company, a narrative report shall be delivered to each of the QIP Investors and Infoseek describing the Company's activities since the date of the last such report, including a description of business development, operating results and marketing efforts.

                           (vii)    Requested Information - with reasonable
promptness, the Company shall furnish each of the QIP Investors with such other data and information as from time to time may be reasonably requested.

                  SECTION 2. TRANSFERS OF STOCK

                  2.1. Restrictions on Transfer. (a) Except (i) in accordance with Section 7 of the Securities Purchase Agreement or Section 3 of this Agreement, (ii) in accordance with the Management Stock Subscription Agreements, or (iii) in compliance with the provisions of Sections 2.1(b), 2.1(c), 2.2, 2.3, 2.4, 2.5 and 2.6 below, none of the Investors shall Transfer (as defined below) in a single transaction or any series of related transactions, shares of any class or series of the capital stock of the Company, including securities convertible into or exchangeable for shares of capital stock of the Company ("Capital Stock"), or warrants or options to purchase shares of Capital Stock ("Options"). For purposes of this Agreement, a "Transfer" shall mean any direct or indirect sale, gift, assignment or other disposition or transfer of shares of Capital Stock or Options, or any interest therein, and any pledge or hypothecation of shares of Capital Stock or Options, or any interest therein.


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                  (b) Notwithstanding the foregoing provisions of this Section
2, if any Investor (the "Transferor") desires to Transfer any securities of the Company (the "Offered Securities"), such Investor shall first obtain a bona fide written offer for such disposition from an independent and unrelated third party. Upon receipt of such offer, the Transferor shall deliver to each of the Company and the QIP Investors a written notice (the "Notice") setting forth the terms and conditions for the disposition (which must be for cash) and the name and address of the person making such offer, together with a copy of the offer. The QIP Investors shall have the option to purchase all or part of the Offered Securities upon the same terms and conditions set forth in the Notice. Such option may be exercised by written notice (the "QIP Notice") delivered by QIP within 15 days after receipt by the QIP Investors of the Notice. A notice of exercise by the QIP Investors shall specify a time (not more than 30 days after the date thereof) and a place of closing and the number of Offered Securities to be purchased. If the QIP Investors shall not elect to purchase all of the Offered Securities, the Company shall have the option to purchase all or part of the Offered Securities not subscribed for by the QIP Investors upon the same terms and conditions set forth in the Notice. Such option shall be exercised by written notice (the "Company Notice") delivered by the Company to the Transferor within 30 days after receipt by the Company of the Notice (the "30-day period"). A notice of exercise by the Company shall specify a time (not more than 30 days after the date thereof) and a place of closing and the number of Offered Securities to be purchased. At closing, payment shall be made to the Transferor by certified or bank cashier's check made payable to the order of the Transferor, or by wire transfer of immediately available funds, against delivery by the Transferor of certificates representing the Offered Securities, duly endorsed for transfer, free and clear of all liens and encumbrances. If the Company and the QIP Investors shall not elect to purchase the Offered Securities, the Transferor may make a disposition of any Offered Securities not purchased, but only to the person making the bona fide offer in accordance with the terms and conditions of such offer; provided, however, that (i) such disposition must occur within 90 days after the expiration of the 30-day period and the acquirer must agree to be bound by all of the provisions of this Agreement in accordance with Section 2.6 and (ii) the Transferor has first complied with the provisions of Section 2.4. If such disposition has not been consummated within such period, the Offered Securities shall again become subject to all of the restrictions of this Agreement.

                  (c) The provisions of Sections 2.1(a) and (b), 2.2, 2.3 and
2.4 shall not apply to any Transfer (i) to, in the case of an Investor who is a natural person, (A) the heirs, executors, administrators or personal representatives of such Investor upon such Investor's death or (B) any trust for the benefit of such Investor and/or the members of such Investor's immediate family;


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(ii) to the Company; (iii) to, in the case of an Investor that is a corporation or a partnership, its shareholders or partners, as the case may be, upon the liquidation, dissolution or winding up of such Investor or to a partnership of which an Affiliate of such Investor is the general partner; (iv) which may be required by law or by a regulatory authority; or (v) in the case of the QIP Investors, to an Affiliate (which, for this purpose, shall be deemed to include any Person for which Soros Fund Management, L.L.C. or any of its Affiliates has or exercise investment discretion) thereof.

                  2.2. Right of QIP Investors and Infoseek to Transfer. (a) Notwithstanding the provisions of Section 2.1(b) hereof, the QIP Investors shall have the right to Transfer shares of Capital Stock or Options at any time; provided, however, that the QIP Investors' rights pursuant to this Section 2.2(a) are subject to Sections 2.3 and 2.4 hereof.

                  (b) Notwithstanding the provisions of Section 2.1(b) hereof, Infoseek shall have the right to Transfer shares of Capital Stock or Options at any time; provided, however, that Infoseek's rights pursuant to this Section 2.2(b) are subject to Sections 2.3, 2.4, 2.5 and 2.6 hereof.

                  2.3. Right of First Offer. (a) The QIP Investors and Infoseek (the "Transferring Investors") shall, prior to selling, offering to sell or soliciting any offers for the Transfer of shares of Capital Stock or Options, give written notice to each of the other Investors (the "Non-Transferring Investors") specifying the number of shares of Capital Stock that such Transferring Investors desire to Transfer (the "Transfer Stock"). The notice shall constitute an invitation to each of the other Investors to offer to purchase a portion of the Transfer Stock for cash and/or marketable securities equal to a percentage obtained by dividing (x) the number of shares of Common Stock beneficially owned by such Non-Transferring Investor, by (y) the total number of shares of Common Stock beneficially owned by the Non-Transferring Investors in the aggregate.

                  (b) Upon receipt of a notice pursuant to Section 2.3(a), the recipient thereof (the "Offeror") shall have a period of 30 days (the "Offer Period") within which to submit a proposal (the "Proposal") to the Transferring Investors to purchase all, but not less than all, of the Transfer Stock which they are invited to purchase pursuant to Section 2.3(a). If all of the shares of Transfer Stock offered to the Non-Transferring Investors are not fully subscribed by such Non-Transferring Investors by the fifteenth day following receipt of the notice delivered pursuant to Section 2.3(a), the remaining shares of Transfer Stock will be reoffered to the Non-Transferring Investors offering to purchase their full allotment upon the terms set forth in this Section 2.3(b), until all such shares of


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Transfer Stock are fully subscribed for or until the expiration of the Offer
Period.

                  (c) The Transferring Investors then shall have a period of ten
(10) days from the end of the Offer Period within which to respond in writing to the Proposal. If the Transferring Investors accept the Proposal, the Offeror and the Transferring Investors shall be bound to consummate the transaction in accordance with the Proposal as promptly as practicable. If the Transferring Investors accept the Proposal and the transaction is not consummated through no fault of the Transferring Investors within 45 days of the acceptance of the Proposal so delivered or if a Proposal to purchase all, but not less than all, the Transfer Stock is not made by the Non-Transferring Investors in accordance with the provisions of Section 2.3(b) prior to the expiration of the Offer Period, the Transferring Investors shall, for a period of 180 days thereafter, be free to Transfer the Transfer Stock in any manner and to any person notwithstanding the provisions of Section 2.1, Sections 2.3(a) and 2.3(b) and this Section 2.3(c). After such 180-day period, the Transferring Investors shall not Transfer the Transfer Stock without again complying with the provisions of this Section 2.3.

                  (d) In the event the Transferring Investors reject the Proposal, the Transferring Investors may, within the 180 days after the expiration of the Offer Period, Transfer the Transfer Stock but only for consideration that is in the Transferring Investors' good faith reasonable judgment more favorable to the Transferring Investors on an overall basis than the consideration contained in the Proposal. The Transferring Investors may not, following the expiration of such 180-day period following the expiration of the Offer Period, Transfer the Transfer Stock without again complying with the provisions of this Section 2.3.

                  2.4. Participation Rights. (a) No Investor may Transfer, in a single transaction or series of related transactions, any shares of Capital Stock unless (i) such Investor (the "Initiating Investor") shall have first complied with the applicable provisions of Section 2.1(b) and 2.3 to the extent required by such Sections and (ii) the terms and conditions of such Transfer shall include an offer to each of the other Investors to include in such Transfer, at the option of each such other Investor, such other Investor's Participation Amount (as defined below) at the same price (subject to the provisions following) and on the same terms and conditions applicable to the shares of Capital Stock to be transferred by the Initiating Investor. An "Investor's Participation Amount" shall mean an amount of shares equal to the shares of Common Stock the third party actually proposes to purchase multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock issued and owned by such Investor and the denominator of which shall be the aggregate number of shares of Common Stock issued and owned by the Initiating Investor and each


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Investor exercising its rights under this Section 2.4(a). In each case, each of the Investors shall be entitled to a pro rata portion of the net sale proceeds with respect to such transfer based upon the number of shares of Common Stock included or deemed to be included in such Transfer.

                  (b) In the event that an Investor receives a bona fide offer or offers from a third party to purchase or otherwise acquire shares of Capital Stock the Transfer of which is not excepted from Section 2.1 (the "Participation Offer"), the Investor shall then cause the Participation Offer to be reduced to writing and shall give each of the other Investors written notice thereof (a "Participation Notice"). Each Participation Notice shall contain a true and correct copy of the Participation Offer and shall identify the third party, the number of the shares of Capital Stock with respect to which an Investor has a bona fide offer (the "Designated Shares"), the price per share at which the sale is proposed to be made and all other material terms and conditions of the Participation Offer. After the Initiating Investor shall have complied with the provisions of Sections 2.1 and 2.3 hereof, to the extent applicable, each of the other Investors shall have the right and option, within 10 days after the Participation Notice is given to him (the "Participation Period"), to accept the Participation Offer for the number of shares of Common Stock as determined pursuant to Section 2.4(a). Each of the other Investors may exercise such option by providing the Initiating Investor with timely written notice to that effect. Such notice shall constitute an irrevocable acceptance of the Participation Offer. For purposes of this Section 2.4, each person exercising such option shall be referred to as a "Participating Shareholder".

                  (c) The Initiating Investor shall send notice to each of the Participating Shareholders not less than 20 days prior to the date upon which the Transfer pursuant to this Section 2.4 shall be consummated, which notice shall contain the date, time and location of the closing. The Participating Shareholders shall deliver at the closing to the Initiating Investor the certificate or certificates or other instrument representing all of their shares of Capital Stock to be included in such sale (the "Other Shares").

                  (d) If at the termination of the Participation Period any of the Shareholders shall not have accepted the offer contained in the Participation Notice, such person will be deemed to have waived any rights under this Section 2.4 with respect to the Transfer of shares of Capital Stock of the Company to such third party. The Initiating Investor shall have 90 days within which to sell the Designated Shares and the Other Shares to the third party, at a price equal to that contained in the Participation Notice and on the terms set forth in the Participation Notice. If such sale does not occur within such 90-day period, the Initiating Investor shall not consummate such sale without again complying with the provisions of this Section 2.4.

                  (e) The decision whether to effect a Transfer pursuant to this
Section 2.4 shall be in the sole and absolute discretion of the Initiating Investor.

                  2.5. Drag-Along Rights. (i) If at any time and from time to time the Company or the QIP Investors determine, in accordance with, and pursuant to, the provisions of Section 7(b) of the Securities Purchase Agreement, to sell the Company to a third party that is not an affiliate the QIP Investors (the "Proposed Transferee"), the QIP Investors shall have the right ("Drag-Along Right") to require each of Infoseek and each of the Managing Founders to sell to the Proposed Transferee all shares of Capital Stock and Options then owned by each of the Managing Founders and Infoseek, upon the same terms and conditions and concurrently with the sale by the QIP Investors of their shares of Capital Stock. Each Investor agrees to take all steps necessary to enable him or it to comply with the provisions of this Section 2.5, to facilitate the QIP Investors' exercise of its Drag-Along Right.

                  (ii) To exercise a Drag-Along Right, the QIP Investors shall give each Investor a written notice (a "Drag-Along Notice") containing (a) the name and address of the Proposed Transferee and (b) the proposed purchase price, terms of payment and other material terms and conditions of the Proposed Transferee's offer. Each Investor shall thereafter be obligated to sell the shares of Capital Stock and Options subject to such Drag-Along Notice.

                  (iii) If the QIP Investors determine to exercise their rights, in accordance with Section 2.5 hereof, to require each of Infoseek and each of the Managing Founders to sell all shares of Capital Stock and Options then owned by each of Infoseek and each of the Managing Founders, then the QIP Investors in their sole discretion have the right to determine that a sale of all or substantially all of the assets of the Company, a voluntary liquidation of the Company or a merger of the Company (each a "sale of the Company") is preferable to a sale of all of the capital stock of the Company, whereupon the QIP Investors shall give written notice to Infoseek and each of the Managing Founders of the QIP Investors' determination to cause a sale of the Company (a "Sale Notice"). Upon receipt of such Sale Notice, each of Infoseek and each of the Managing Founders agree to use their good faith efforts to cooperate with the QIP Investors in effecting a sale of the Company, including, without limitation, voting shares of capital stock of the Company beneficially owned by them in favor of or granting written consent to a sale of the Company and using their best efforts to cause all directors designated by either of the Managing Founders to vote in favor of or granting written consent to a sale of the Company.

                  2.6. Certain Conditions to Stock Issuances and Transfers. No Transfer of Capital Stock or Options owned by Investors party to this Agreement shall be valid or recorded in the Company's stock transfer books unless the transferees of such Capital Stock or Options shall have furnished to the Company
(a) the written agreement of the transferee to be bound by the terms and conditions of (i) this Section 2.6 and, to the extent applicable, Section 2.7 (as if such transferee were a party hereto) or (ii) in the case of a transferee contemplated by clause (i), (ii) or (iii) of Section 2.1(c), all of the terms and conditions of this Section 2, applicable to the transferor immediately prior to such Transfer, (b) unless waived by the Company's Board of Directors, a written opinion of counsel (which opinion shall be reasonably satisfactory to the Company) that the proposed Transfer may be effected without registration under the Securities Act and (c) a written agreement to the effect that the transferee is acquiring such Capital Stock for his own account, for investment, and not with a view to, or for sale in connection with, the distribution thereof, and such transferee understands that such Capital Stock has not been registered under the Securities Act and that such Capital Stock must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or exempt from the registration requirements thereof.

                  2.7. Representations and Warranties of Each Investor. Each Investor represents and warrants to the Company and each other Investor solely as to such Investor:

                  (a) if such Investor is not an individual, it is a validly existing partnership, corporation or trust as indicated on the signature page of this Agreement.

                  (b) if such Investor is not an individual, the execution, delivery and performance by such Investor of this Agreement have been duly authorized.

                  (c) if the Investor is an individual, he has full power and authority to enter into this Agreement.

                  (d) the agreements set forth in this Agreement constitute valid and binding obligations of such Investor.

                  (e) the execution, delivery and performance of this Agreement by such Investor will not (i) violate any provision of law, any order of any court or other agency of government applicable to such Investor, any provision of any note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation to which such Investor or such Investor's properties or assets are bound or, if such Investor is not an individual, the organizational documents of such Investor or (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation, or result in the creation or imposition of any lien, charge, restriction, claim or encumbrance of any nature upon any of the securities of the Company owned by such Investor.

                  2.8. Injunctive Relief. The Company and the Investors hereby declare that it is impossible to measure in money the damages which will accrue to the parties hereto by reason of the failure of any Investor to perform any of its obligations set forth in this Section 2. Therefore, the Company and the Investors shall have the right to specific performance of such obligations, and if any party hereto shall institute any action or proceeding to enforce the provisions hereof, each of the Company and the Investors hereby waives the claim or defense that the party instituting such action or proceeding has an adequate remedy at law. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

                  2.9. Termination. The provisions of Section 2 shall terminate upon the closing of, and shall not apply to the Transfer of shares of Capital Stock pursuant to, an IPO.

                  SECTION 3. REGISTRATION RIGHTS

                  3.1. Definitions.

                  As used in this Section 3:

                  (a) the terms "register," "registered" and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act (and any post-effective amendments filed or required to be filed) and the declaration or ordering of effectiveness of such registration statement;

                  (b) the term "Registrable Securities" means (i) the Shares (as defined in the Securities Purchase Agreement), (ii) any additional shares of Common Stock acquired by the QIP Investors and (iii) any capital stock of the Company issued as a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares of Common Stock referred to in clause (i) or (ii);

                  (c) the term "Registrable Inside Securities" means (i) any shares of Common Stock then held by Infoseek or the Managing Founders and (ii) any capital stock of the Company issued as a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares of Common Stock referred to in clause (i);

         (d) the term "Holder" shall mean any holder of Registrable Securities;

         (e) the term "Inside Holder" shall mean any holder of Registrable Inside Securities;

         (f) the term "Initiating Holder" shall mean any Holder or Holders who in the aggregate are Holders of more than 50% of the then outstanding Registrable Securities;

         (g) "Registration Expenses" shall mean all expenses incurred by the Company in compliance with Sections 3.2 and 3.3 hereof, including, without limitation, all registration and filing fees, listing fees, printing expenses, fees and disbursements of counsel for the Company, fees and expenses of one counsel for all the Holders, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company, which shall be paid in any event by the Company); and

         (h) "Selling Expenses" shall mean all underwriting discounts and selling commissions applicable to the sale of Registrable Securities and the Registrable Inside Securities and all fees and disbursements of counsel for each of the Holders or Inside Holders other than fees and expenses of one counsel for all the Holders.

         3.2. Requested Registration.

         (a) At any time following an initial public offering of the Common Stock, or any security issued in exchange for or as replacement of the Common Stock pursuant to a registration under the Securities Act (the "IPO"), if the Company shall receive from an Initiating Holder a written request that the Company effect any registration with respect to all or a part of the Registrable Securities, the Company will:

         (i) promptly give written notice of the proposed registration, qualification or compliance to all other Holders of Registrable Securities and all Inside Holders of Registrable Inside Securities; and

         (ii) as soon as practicable, use its diligent best efforts to effect such registration (including, without limitation, the execution of an undertaking to file post-effective amendments, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the

         Registrable Securities and Registrable Inside Securities of any Holders or Inside Holders joining in such request as are specified in a written request received by the Company within 10 business days after written notice from the Company is given under Section 3.2(a)(i) above; provided that the Company shall not be obligated to effect, or take any action to effect, any such registration pursuant to this Section 3.2:

                  A. In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act or applicable rules or regulations thereunder;

                  B. After the Company has effected three (3) such registrations pursuant to this Section 3.2 and such registrations have been declared or ordered effective and the sales of such Registrable Securities shall have closed; or

                  C. If the Registrable Securities and Registrable Inside Securities requested by all Holders and Inside Holders to be registered pursuant to such request have an anticipated aggregate public offering price (before any underwriting discounts and commissions) (the "Aggregate Offering Price") of less than $5,000,000.

         The registration statement filed pursuant to the request of the Initiating Holders may, subject to the provisions of Section 3.2(b) below, include other securities of the Company or securities which are held by Persons who, by virtue of agreements with the Company, are entitled to include their securities in any such registration.

         The registration rights set forth in this Section 3 shall be assignable, in whole or in part, to any transferee of Common Stock (who shall be bound by all obligations of this Section 3).

         (b) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 3.2.

         If holders of securities of the Company other than Registrable Securities who are entitled, by contract with the Company or otherwise, to have securities included in such a registration (the "Other Shareholders") request such inclusion, the Holders shall offer to include the securities of such Other

Shareholders in the underwriting and may condition such offer on their acceptance of the further applicable provisions of this Section 3. The Holders and Inside Holders whose shares are to be included in such registration and the Company shall (together with all Other Shareholders proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected for such underwriting by the Initiating Holders and reasonably acceptable to the Company. Notwithstanding any other provision of this Section 3.2, if the representative advises the Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, the securities of the Company held by Other Shareholders, other than the Inside Holders, shall be excluded from such registration to the extent so required by such limitation. If, after the exclusion of such shares, further reductions are still required, the number of shares included in the registration by each Inside Holder shall be reduced on a pro rata basis (based on the number of shares held by such Inside Holder) by such minimum number of shares as is necessary to comply with such request. If, after the exclusion of such shares, further reductions are still required, the number of shares included in the registration by each Holder shall be reduced on a pro rata basis (based on the number of shares held by such Holder), by such minimum number of shares as is necessary to comply with such request. No Registrable Securities or any other securities excluded from the underwriting by reason of the underwriter's marketing limitation shall be included in such registration. If any of the Holders or any Other Shareholder who has requested inclusion in such registration as provided above disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice to the Company, the underwriter and the Initiating Holders. The securities so withdrawn shall also be withdrawn from registration. If the underwriter has not limited the number of Registrable Securities to be underwritten, the Company may include its securities for its own account in such registration if the representative so agrees and if the number of Registrable Securities and Registrable Inside Securities which would otherwise have been included in such registration and underwriting will not thereby be limited.

         3.3. Company Registration.

         (a) If the Company shall determine to register any of its equity securities either for its own account or for the account of a security holder or holders exercising their respective demand registration rights, other than a registration relating solely to employee benefit plans, or a registration on Form S-4 or any similar or successor form relating solely to a SEC Rule 145 transaction, or a registration on Form S-8 or any similar or successor form, or any registration form which does not permit secondary sales, the Company will:

         (i) promptly give to each of the Holders and the Inside Holders a written notice thereof (which shall include a list of the jurisdictions in which the Company intends to attempt to qualify such securities under the applicable blue sky or other state securities laws); and

         (ii) include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities and Registrable Inside Securities specified in a written request or requests, made by the Holders and the Inside Holders within fifteen days after receipt of the written notice from the Company described in clause (i) above, except as set forth in Section 3.3(b) below. Such written request may specify all or a part of the Holders' Registrable Securities or the Inside Holders' Registrable Inside Securities.

         (b) If the registration pursuant to this Section 3.3 involves an underwritten offering of the securities being registered, whether or not for sale for the account of the Company, to be distributed (on a firm commitment basis) by or through one or more underwriters of recognized national or regional standing under underwriting terms appropriate for such a transaction, the Company shall so advise each of the Holders and Inside Holders as a part of the written notice given pursuant to Section 3.3(a) (i). In such event, the right of each of the Holders and Inside Holders to registration pursuant to this
Section 3.3 shall be conditioned upon such Holders' or Inside Holders', as the case may be, participation in such underwriting and the inclusion of such Holders' or Inside Holders', as the case may be, Registrable Securities or Registrable Inside Securities, as the case may be, in the underwriting to the extent provided herein. The Holders and Inside Holders whose shares are to be included in such registration shall (together with the Company and the Other Shareholders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected for underwriting by the Company. Notwithstanding any other provision of this Section 3.3, if the representative determines in good faith that marketing factors require a limitation on the number of shares to be underwritten, the Company shall so advise all holders of securities requesting registration, and the number of shares of securities that are entitled to be included in the registration and underwriting shall be allocated in the following manner: the number of securities that may be included in the registration and underwriting by each of the Holders and Inside Holders and the Other Shareholders shall be reduced, on a pro rata basis (based on the number of shares held by such holder), by such minimum number of shares as is necessary to comply with such limitation; provided, however, that in the case of a registration pursuant to

Section 3.2 hereof, any limitation on the number of shares to be included in such registration shall be governed by the provisions of Section 3.2(b). If any of the Holders, Inside Holders or any Other Shareholders disapproves of the terms of any such underwriting, such person may elect to withdraw therefrom by written notice to the Company and the underwriter. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

         3.4. Form S-3.

         (a) Following the IPO the Company shall use its best efforts to qualify for registration on Form S-3 for secondary sales. After the Company has qualified for the use of Form S-3, Holders of Registrable Securities shall have the right to request up to four registrations on Form S-3 (such requests shall be in writing and shall state the number of shares of Registrable Securities to be disposed of and the intended method of disposition of shares by such Holders), subject only to the following:

         (i) The Company shall not be required to effect a registration pursuant to this Section 3.4 unless the Holder or Holders of Registrable Securities requesting registration propose to dispose of shares of Registrable Securities having an Aggregate Offering Price of more than $2,500,000.

         (ii) The Company shall not be required to effect a registration pursuant to this Section 3.4 within 180 days of the effective date of the most recent registration pursuant to this Section 3 in which securities held by the requesting Holder could have been included for sale or distribution.

         (iii) The Company shall not be obligated to effect any registration pursuant to this Section 3.4 in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act or applicable rules or regulations thereunder.

         (b) The Company shall give written notice to all Holders of Registrable Securities of the receipt of a request for registration pursuant to this Section
3.4 and shall provide a reasonable opportunity for other Holders of Registrable Securities to participate in the registration, provided that if the registration is for an underwritten offering, the terms of Section 3.2(b) shall apply to all participants in such offering. Subject to the foregoing, the Company will use its best efforts to effect promptly the registration of all shares of Registrable

Securities on Form S-3 to the extent requested by the Holder or Holders thereof for purposes of disposition.

         3.5. Expenses of Registration.

         All Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to this Section 3 shall be borne by the Company, and all Selling Expenses shall be borne by the Holders and Inside Holders of the securities so registered pro rata on the basis of the number of their shares so registered; provided, however, that the Company shall not be required to pay any Registration Expenses if, as a result of the withdrawal of a request for registration by any of the Holders, Inside Holders or Other Shareholders, as applicable, the registration statement does not become effective, in which case each of the Holders, Inside Holders and Other Shareholders requesting registration, including such holder(s) so withdrawing, shall bear such Registration Expenses pro rata on the basis of the number of their shares so included in the registration request, and provided further that such registration shall not be counted as a registration pursuant to Section 3.2(a) (ii) (B) or 3.4.

         3.6. Registration Procedures.

         In the case of each registration effected by the Company pursuant to this Section 3, the Company will keep the Holders and Inside Holders, as applicable, advised in writing as to the initiation of each registration and as to the completion thereof. At its expense, the Company will:

         (i) keep such registration effective for a period of 180 days or until the Holders and Inside Holders, as applicable, have completed the distribution described in the registration statement relating thereto, whichever first occurs; provided, however, that (A) such 180-day period shall be extended for a period of time equal to the period during which the Holders and Inside Holders, as applicable, refrain from selling any securities included in such registration in accordance with provisions in Section 3.10 hereof; and (B) in the case of any registration of Registrable Securities on Form S-3 which are intended to be offered on a continuous or delayed basis, such 180-day period shall be extended until all such Registrable Securities are sold; provided that Rule 415, or any successor rule under the Securities Act, permits an offering on a continuous or delayed basis, and provided further that applicable rules under the Securities Act governing the obligation to file a post-effective amendment permit, in lieu of filing a post-effective amendment which (y) includes any prospectus required by Section 10(a) of the Securities Act or (z) reflects facts or events representing a material or fundamental change in the information set forth in the registration statement, the incorporation by reference of information required to be included in (y) and (z) above to be contained in periodic reports filed pursuant to Section 12 or 15(d) of the Exchange Act in the registration statement; and

         (ii) furnish such number of prospectuses and other documents incident thereto as each of the Holders, as applicable, from time to time may reasonably request.

         3.7. Indemnification.

         (a) The Company will indemnify each of the Holders and Inside Holders, as applicable, each of their respective officers, directors, members and partners, and each person controlling each of the Holders or Inside Holders, as the case may be, with respect to each registration which has been effected pursuant to this Section 3, and each underwriter, if any, and each person who controls any underwriter, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other document (including any related registration statement, notification or the like) incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Company of the Securities Act or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance, and will reimburse each of the Holders and Inside Holders, each of their respective officers, directors and partners, and each person controlling each of the Holders or Inside Holders, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending any such claim, loss, damage, liability or action, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by the Holders, Inside Holders or underwriter and stated to be specifically for use therein.

         (b) Each of the Holders and Inside Holders will, if Registrable Securities held by it are included in the securities as to which such registration, qualification or compliance is being effected, indemnify the Company, each of its directors and officers and each underwriter, if any, of the Company's securities covered by such a registration statement, each person who controls the Company or such underwriter, each other Holder, Inside Holder and Other Shareholder and each of their officers, directors, and partners, and each person controlling such other

Holder, Inside Holder and Other Shareholder against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document made by such Holder or Inside Holder, as the case may be, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements by such Holder or Inside Holder, as the case may be, therein not misleading, and will reimburse the Company and such other Holder, Inside Holder and Other Shareholders, directors, officers, partners, persons, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by such Holder or Inside Holder, as the case may be, and stated to be specifically for use therein; provided, however, that the obligations of each of the Holders and Inside Holders hereunder and under Section 3.7(d) shall be limited to an amount equal to the net proceeds to such Holder of securities sold as contemplated herein.

         (c) Each party entitled to indemnification under this Section 3.7 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified
Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld) and the Indemnified Party may participate in such defense at such party's expense (unless the Indemnified Party shall have reasonably concluded that there may be a conflict of interest between the Indemnifying Party and the Indemnified Party in such action, in which case the fees and expenses of counsel shall be at the expense of the Indemnifying Party), and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 3 unless the Indemnifying Party is materially prejudiced thereby. No Indemnifying Party, in the defense of any such claim or litigation shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an

Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

         (d) If the indemnification provided for in this Section 3.7 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage or expense referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions which resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue (or alleged untrue) statement of a material fact or the omission (or alleged omission) to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

         (e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with any underwritten public offering contemplated by this Agreement are in conflict with the foregoing provisions, the provisions in such underwriting agreement shall be controlling.

         (f) The foregoing indemnity agreement of the Company and the Holders is subject to the condition that, insofar as they relate to any loss, claim, liability or damage made in a preliminary prospectus but eliminated or remedied in the amended prospectus on file with the SEC at the time the registration statement in question becomes effective or the amended prospectus filed with the SEC pursuant to SEC Rule 424(b) (the "Final Prospectus"), such indemnity agreement shall not inure to the benefit of any underwriter if a copy of the Final Prospectus was furnished to the underwriter and was not furnished to the person asserting the loss, liability, claim or damage at or prior to the time such action is required by the Securities Act.

         3.8. Information by the Holders and Inside Holders.

         Each of the Holders and Inside Holders holding securities included in any registration shall furnish to the Company such information regarding such Holder or Inside Holder and the distribution proposed by such Holder or Inside Holder as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification or compliance referred to in this Section 3.

         3.9. Rule 144 Reporting.

         With a view to making available the benefits of certain rules and regulations of the SEC which may permit the sale of restricted securities to the public without registration, the Company agrees to:

         (i) make and keep public information available as those terms are understood and defined in Rule 144, at all times from and after ninety
         (90) days following the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

         (ii) use its best efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at any time after it has become subject to such reporting requirements; and

         (iii) so long as the Holder owns any Registrable Securities, furnish to the Holder, upon request, a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time from and after ninety (90) days following the effective date of the first registration statement filed by the Company for an offering of its securities to the general public) and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as the Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing the Holder to sell any such securities without registration.

         3.10. "Market Stand-off" Agreement.

         Each of the Holders and Inside Holders agrees, if requested by the Company and an underwriter of Common Stock (or other securities) of the Company, not to sell or otherwise transfer or dispose of any Common Stock (or other securities) of the Company held by such Holder during such period as the underwriter may reasonably require, such period not to exceed 180 days following the effective date of a registration statement of the Company filed under the Securities Act, provided that:

         (a) such agreement only applies to the IPO; and

         (b) all officers and directors of the Company enter into similar agreements.

         If requested by the underwriters, the Holders shall execute a separate agreement to the foregoing effect. The Company may impose stop-transfer instructions with respect to the shares (or securities) subject to the foregoing restriction until the end of said period. The provisions of this Section 3.10 shall be binding upon any transferee who acquires Registrable Securities, whether or not such transferee is entitled to the registration rights provided hereunder.

         3.11. Termination.

         The registration rights set forth in this Section 3 shall not be available to any Holder if, in the opinion of counsel to the Company, all of the Registrable Securities then owned by such Holder could be sold in any 90-day period pursuant to Rule 144 under the Securities Act (without giving effect to the provisions of Rule 144(k)).

         3.12. Assignment.

         The registration rights set forth in this Section 3 hereof may be assigned, in whole or in part, to any transferee of Registrable Securities (who shall be considered thereafter to be a Holder and shall be bound by all obligations and limitations of this Agreement).

         3.13. No Inconsistent Agreements.

         The Company will not hereafter enter into any agreement with respect to its securities which is inconsistent with the rights granted to the Holders of Registrable Securities in this Agreement.

         SECTION 4. SUBSCRIPTION RIGHTS

         (a) If at any time after the date hereof and prior to the IPO, the Company proposes to issue equity securities of any kind (the term "equity securities" shall include for these purposes any warrants, options or other rights to acquire equity securities and debt securities convertible into equity securities) of the Company (other than the issuance of securities (i) to the public in a firm commitment underwriting pursuant to a registration statement filed under the Securities Act, (ii) pursuant to the acquisition of another corporation by the Company by merger, purchase of substantially all of the assets or other form of reorganization or (iii) pursuant to an employee or director stock option plan, stock bonus plan, stock purchase plan or other management equity program), then, as to each of the QIP Investors and Infoseek, the Company shall:

                  (i) give written notice setting forth in reasonable detail
(1) the designation and all of the terms and provisions of the securities proposed to be issued (the "Proposed Securities"), including, where applicable, the voting powers, preferences and relative participating, optional or other special rights, and the qualification, limitations or restrictions thereof and interest rate and maturity; (2) the price and other terms of the proposed sale of such securities;
(3) the amount of such securities proposed to be issued; and (4) such other information as the QIP Investors or Infoseek may reasonably request in order to evaluate the proposed issuance; and

                  (ii) offer to issue to each of the QIP Investors and Infoseek upon the terms described in subparagraph (i) above a portion of the Proposed Securities (the "Subscription Securities") equal to a percentage determined by dividing (x) the number of shares of common stock beneficially owned by such holder of securities, by (y) the total number of shares of Common Stock beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by all holders of Common Stock immediately preceding the issuance of the Proposed Securities.

         (b) Each of Infoseek and the QIP Investors must exercise its purchase rights hereunder within ten (10) days after receipt of such notice from the Company. If all of the Subscription Securities offered to the QIP Investors and Infoseek are not fully subscribed by the QIP Investors or Infoseek, the remaining Subscription Securities will be reoffered to the Investors purchasing their full allotment upon the terms set forth in this Section 4, until all such Subscription Securities are fully subscribed for or until the QIP Investors and Infoseek have subscribed for all such Subscription Securities which they desire and are entitled to purchase, except that such Investors must exercise their purchase rights within five days after receipt of all such reoffers. To the extent that the Company offers two or more securities in units, the Investors must purchase such units as a whole and will not be given the opportunity to purchase only one of the securities making up such unit.

         (c) Upon the expiration of the offering periods described above, the Company will be free to sell such Subscription Securities that the QIP Investors and Infoseek have not elected to purchase during the 180 days following such expiration on terms and conditions no more favorable to the purchasers thereof than those offered to such Investors. Any Subscription Securities offered or sold by the Company after such 180 day period must be reoffered to the Holders of the Securities pursuant to this Section 4.

         (d) The election by either of the QIP Investors or Infoseek not to exercise their subscription rights under this Section 4 in any one instance shall not affect their respective rights (other than in respect of a reduction in their percentage holdings) as to any subsequent proposed issuance. Any sale of such securities by the Company without first giving the QIP Investors and Infoseek the rights described in this Section 4 shall be void and of no force and effect.

         SECTION 5. INTERPRETATION OF THIS AGREEMENT

         (a) Directly or Indirectly. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

         (b) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

         (c) Section Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof.

         SECTION 6. MISCELLANEOUS

         (a) Subsequent Shareholders. This Agreement shall be fully applicable to (i) all shares of Capital Stock or Options owned by the parties hereto, whether now owned or hereafter acquired, (ii) all who subsequently acquire a community property or any other interest in any such shares of Capital Stock or Options subject to this Agreement and (iii) any of the shares of Capital Stock and Options subject to this Agreement transferred by a party hereto to any other person contemplated by Section 2.6; provided that the provisions of Section 2 hereto shall only apply to such transferee to the extent contemplated by such
Section 2.6. Any person acquiring an interest in Capital Stock and Options subject to this Agreement, to the extent contemplated by Section 2.6, and every spouse of an Investor, whether or not it is believed that such spouse has or may acquire an interest in Capital Stock and Options, shall execute and deliver to the Company a separate Shareholder Agreement in the form of this Agreement pursuant to which such person acknowledges that he or she is bound by all of the terms and provisions of this Agreement; provided, however, that the failure to execute and deliver such a Shareholder Agreement shall not be deemed to relieve such person of the restrictions imposed by this Agreement. Any attempted dispositions in breach of this Agreement shall be void.

         (b) Notices. (i) All communications under this Agreement shall be in writing and shall be delivered by hand or mailed by overnight courier or by registered or certified mail, postage prepaid:

                  (1) if to the QIP Investors, c/o Soros Fund Management LLC at 888 Seventh Avenue, Suite 3300, New York, New York 10106, marked for attention of Michael C. Neus, Esq., or at such other address as the QIP Investors may have furnished the Company in writing, with a copy to:
                                 Willkie Farr & Gallagher
                                 One Citicorp Center
                                 153 East 53rd Street
                                 New York, New York 10022
                                 Attn: Christopher E. Manno, Esq.
                                 Facsimile: 212-821-8111, or

                  (2) if to Infoseek, at 1399 Moffett Park Drive, Sunnyvale, California 94089-1134, marked for the attention of General Counsel, or at such other address as it may have furnished the Company in writing,

                  (3) if to the Company, at 1199 North Fairfax Street, Suite 800, Alexandria, Virginia 22314, marked for attention of David C. Hoppmann, or at such other address as it may have furnished in writing to the Investors, with a copy to:
                                 Fulbright & Jaworski L.L.P.
                                 Market Square
                                 801 Pennsylvania Avenue, N.W.
                                 Washington, D.C. 20004
                                 Attn: Steve Feldhaus, Esq.
                                 Facsimile: 202-662-4643, or

                  (4) if to any of the Managing Founders, at the address of such Managing Founder shown on Schedule II, or at such other address as the Managing Founder may have furnished the Company in writing; and

                  (i) Any notice so addressed shall be deemed to be given: if delivered by hand, on the date of such delivery; if mailed by courier, on the first business day following the date of such mailing; and if mailed by registered or certified mail, on the third business day after the date of such mailing.

         (c) Reproduction of Documents. This Agreement and all documents relating thereto, including, without limitation, (i) consents, waivers and modifications which may hereafter be executed, (ii) documents received by each Investor pursuant hereto and (iii) financial statements, certificates and other information previously or hereafter furnished to each Investor, may be reproduced by each Investor by a photographic, photostatic, microfilm, microcard, miniature photographic or other similar process, and each Investor may destroy any original document so reproduced. All parties hereto agree and stipulate that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by each Investor in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

         (d) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties.

         (e) Entire Agreement; Amendment and Waiver. This Agreement constitutes the entire understanding of the parties hereto relating to the subject matter hereof and supersede all prior agreements or understandings with respect to the subject matter hereof among such parties. This Agreement may be amended, and the observance of any term of this Agreement may be waived, with (and only with) the written consent of each of the Company, the QIP Investors, Infoseek, and the Managing Founder(s) holding more than 50% of the shares of Capital Stock and Options then held by all Managing Founders.

         (f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

    IN WITNESS WHEREOF, the parties hereto have executed this Shareholders Agreement as of the date first above written.


                         BIZWATCH, INC.

                         By:  /s/ DAVID C. HOPPMANN
                              ----------------------------------
                              Name:   David C. Hoppmann
                              Title:  President


                         INFOSEEK CORPORATION

                         BY:  /s/ LESLIE E. WRIGHT
                              ----------------------------------
                              Name:   Leslie E. Wright
                              Title:  VP Finance & CFO


                         MANAGING FOUNDERS

                         By:  /s/ DAVID HOPPMANN
                              ----------------------------------
                              David Hoppmann

                         By:  /s/ JEFF MASSA
                              ----------------------------------
                              Jeff Massa

                         By:  /s/ PETER MCKEE
                              ----------------------------------
                              Peter McKee

                         BY:  /s/ CATHERINE MICHELA
                              ----------------------------------
                              Catherine Michela


                         QIP INVESTORS

                         QUANTUM INDUSTRIAL PARTNERS LDC

                         By:  /s/ GARY GLADSTEIN
                              ----------------------------------
                              Name:   Gary Gladstein
                              Title:  Attorney-in-fact

                              /s/ DAVID GERSTENHABER
                              ----------------------------------
                              David Gerstenhaber


                              /s/ GARY GLADSTEIN
                              ----------------------------------
                              Gary Gladstein


                              /s/ STEWART PAPERIN
                              ----------------------------------
                              Stewart Paperin


                              /s/ DOUGLAS M. REID
                              ----------------------------------
                              Douglas M. Reid



                              Geosor Corporation

                              By:  /s/ GARY GLADSTEIN
                                   -----------------------------
                                   Name:   Gary Gladstein
                                   Title:  President

                                   SCHEDULE I


Gary Gladstein

Stewart Paperin

Douglas M. Reid

Geosor Corporation

Quantum Industrial Partners LDC